                                                                   EXHIBIT 10.11
                               Services Agreement

                                    -between-

                            Group W Network Services

                                      -and-

                             Recovery Network, Inc.

                            dated as of April 1, 1998

                                TABLE OF CONTENTS

1.    Services. ..............................................................1
2.    Additional Services ....................................................1
3.    Term ...................................................................1
4.    Charges and Payment ....................................................2
5.    Termination ............................................................2
6.    Representations and Warranties .........................................3
7.    Indemnification ........................................................5
8.    Notices ................................................................5
9.    Confidentiality; Public Announcement ...................................6
10.   Employee Matters........................................................7
11.   Subject to Law..........................................................8
12.   Limitation of Liability.................................................8
13.   Assignment..............................................................8
14.   Force Majeure...........................................................8
15.   General.................................................................9
16.   Certain Definitions....................................................10

      Exhibit 1 - Master Control/Playback Services...........................12

      Exhibit 2 - Traffic Services...........................................15

      Exhibit 3 - Compressed Satellite Space Segment, Uplink and Encryption
                  Services ..................................................17

      Exhibit 4 - Consumable Goods...........................................19

      Exhibit 5 - Service Fees...............................................20

      Exhibit 6 - New York-Stamford Interconnect/Earth Station Facilities....21

        SERVICES AGREEMENT ("Agreement") dated as of April 1, 1998 (the "Effective Date") by and between Group W Network Services, a division of Group W Broadcasting, Inc., a Delaware corporation, with offices at 250 Harbor Drive, Stamford, Connecticut 06904 ("GWNS") and Recovery Network, Inc., a Colorado corporation with offices at 1411 5th Street, Suite 250, Santa Monica, California 90401 ("Customer").

        WHEREAS, GWNS provides traffic, playback, uplink and compressed satellite space segment services, facilities and equipment to support television programming; and

        WHEREAS, Customer owns the "Recovery Network" program service ("Network"); and

        WHEREAS, Customer desires to purchase, and GWNS desires to provide Customer, certain Services to be used in Customer's operation of Network;

        NOW, THEREFORE, GWNS and Customer hereby agree as follows:

1.      Services.

        Subject to all of the terms and conditions of this Agreement, GWNS agrees to provide for Customer, and Customer agrees to obtain from GWNS, the following services ("Services") 24 hours per day, 7 days per week:

        1.1. Master Control/Playback Services as described in Exhibit 1 hereto.

        1.2.    Traffic Services as described in Exhibit 2 hereto.

        1.3. Compressed Satellite Space Segment, Uplink and Encryption Services as described in Exhibit 3 hereto.

2.      Additional Services, Consumable Goods.

        In addition to the Services set forth in Section 1, GWNS shall provide such other services, facilities and equipment as may from time to time be agreed upon between Customer and GWNS ("Additional Services"). Consumables may be purchased on a non-exclusive basis as described in
        Exhibit 4 hereto.

3.      Term.

        3.1. This Agreement shall be effective and enforceable as of the Effective Date and shall continue in full force and effect for a period of five (5) years from the Commencement Date (as defined below) (the "Term"), unless the Agreement is sooner terminated or extended in accordance with its terms. The Services shall commence at the earliest on July 1, 1998 and at the latest on September 1, 1998 (the "Commencement Date"). Customer shall select the Commencement Date and notify GWNS in writing forty-five (45) days in advance of the Commencement Date it selects. If Customer does not select a Commencement Date, then for purposes of payment the Commencement Date shall be deemed to be September 1, 1998.

        3.2. GWNS shall have a right of first negotiation and a right to match any third party offer to provide services similar to the Services for the Network and Customer's other networks, if any, upon expiration of the Term.

4.      Charges and Payment.

        4.1. In consideration of the Services to be performed by GWNS during the Term, from the Commencement Date Customer shall pay to GWNS the amounts described in Exhibit 5 hereto, as adjusted in accordance with Section 4.2. All one-time, monthly and other fees shall be due and payable thirty (30) days in advance, except to the extent indicated otherwise in this Agreement.

        4.2. Past due payments shall incur a late payment charge of 1.5% thereof per month (or the maximum permitted by law, if less). Any costs, including legal fees and disbursements, incurred by GWNS in enforcing this Agreement shall be paid by Customer. Billing disputes shall be submitted in writing to GWNS (to the attention of "Vice President, Finance - Group W Network Services") within thirty (30) days of Customer's receipt of the applicable invoice.

5.      Termination.

        5.1. Either party may terminate this Agreement in whole but not in part (a) upon at least thirty (30) days' prior written notice by the terminating party specifying that the other party has breached any of its material obligations or any representation or warranty hereunder, if such breach is not cured within thirty
                (30) days after delivery of such notice or (b) upon prior written notice by the terminating party if (i) the other party files a petition in bankruptcy or if such a petition is filed against such party, (ii) the other party takes advantage of any insolvency law, (iii) the other party generally fails to pay its debts as such debts become due, (iv) the other party makes an assignment for the benefit of creditors or (v) a receiver, liquidator or trustee is appointed in respect of all or a substantial portion of the other party's property or affairs.

        5.2. Without limitation of the provisions of Section 5.1, GWNS may terminate this Agreement in whole but not in part upon prior written notice to Customer, if Customer fails to pay any amount otherwise due and payable hereunder within thirty (30) days of notice from GWNS that such amount has not been paid.

        5.3. Without limitation of the provisions of Section 5.1, Customer may terminate this Agreement in whole but not in part upon at least one hundred and twenty (120) days prior written notice to GWNS.

        5.4. In the event that Customer terminates this Agreement as described in Section 5.3, or GWNS terminates this Agreement as described in Section 5.1 or Section 5.2, Customer shall pay to GWNS (without limitation to any other amounts due or payable to GWNS under this Agreement, at law or in equity) (a) all amounts owing to GWNS but unpaid as of the effective date of termination and (b) as further consideration for the provision of Services and Additional Services by GWNS hereunder and not as a penalty, the applicable "Termination Liability" set forth on Exhibit 5 hereto, adjusted in accordance with this Section 5.4, and (c) a "Cancellation Charge" equal to twice the applicable monthly Services and Additional Services fees under this Agreement as of the effective date of termination. The Termination Liability shall decrease on a prorated basis between annual permitted termination dates. Any amount required to be paid pursuant to this Section 5.4 shall be due and payable within thirty (30) days following the effective date of termination of this Agreement.


6.      Representations and Warranties.

        6.1. Each of Customer and GWNS represents and warrants to the other that:

                6.1.1. It has the right, power and authority to enter into and to fully perform this Agreement;

                6.1.2. When executed and delivered, this Agreement shall constitute a valid and binding obligation of such party;

                6.1.3. It has not entered and shall not enter into any agreement or arrangement that could reasonably be expected to limit the performance of its obligations, or diminish or impair the rights of the other party, hereunder;

                6.1.4. Except as previously disclosed, there are no liens, encumbrances, actions, suits or proceedings pending before any Governmental Authority (as defined in Section
                        11) or, to the knowledge of such party, threatened against it, that could reasonably be expected to limit the performance of its obligations, or to diminish or impair the rights of the other party, hereunder;

                6.1.5. It is, and during the Term shall remain, in full compliance with all applicable treaties and other international agreements, laws, statutes, rules, regulations, ordinances and orders (collectively, "Laws");

                6.1.6. No approvals, consents, authorizations, permissions, licenses, certificates or permits (collectively, "Approvals") of any third party are needed for the performance of its obligations hereunder that have not been obtained and do not remain in full force and effect as of the execution hereof, and

                6.1.7. As of the Effective Date of this Agreement, (a) it has neither sought nor has any intention voluntarily to seek the protection of any bankruptcy law; (b) it has no reason to believe that any of its creditors has caused or intends to cause it to become the subject of any proceedings under any bankruptcy law; and (c) it has no knowledge of any state of facts which, if known to its creditors, (i) would cause it voluntarily to seek the protection of any bankruptcy law or (ii) might reasonably cause any such creditor to cause it to become the subject of any proceeding under any bankruptcy law.

        Except as expressly set forth above, GWNS makes no representation or warranty to Customer and hereby expressly disclaims all other warranties, express or implied, including but not limited to any warranty of merchantability or fitness for a particular purpose.

        6.2.    Customer represents and warrants to GWNS that:

                6.2.1 The content of all Customer programming produced or postproduced by GWNS or on GWNS's facilities or transmitted by GWNS hereunder ("Customer Programming") shall not violate or infringe any Law, civil right, property right, right of privacy, right of publicity, copyright, trademark right, or other right of any person, firm or corporation, or constitute defamation, obscenity or indecency; and

                6.2.2. Customer has all rights in and to all Customer Programming hereunder.

7.      Indemnification.

        7.1. Each of GWNS and Customer agrees to indemnify, defend and hold the other party, its parent and affiliated entities, and the officers, directors, employees and agents of each of the foregoing, harmless from and against any and all claims, demands, damages, liabilities, costs and expenses (including reasonable attorneys' fees and disbursements) arising out of or caused by the breach of any representation, warranty or undertaking made by such party hereunder.

        7.2. The party seeking indemnification hereunder shall notify the indemnifying party in writing of any claim or action to which such indemnification applies. The indemnifying party may, at its option, undertake the defense of any such claim or action and permit the party seeking indemnification to participate therein at its own expense. The settlement of any such claim or action by the party seeking indemnification without the indemnifying party's prior written consent (which shall not be unreasonably withheld) shall release the indemnifying party from its obligations hereunder with respect to the claim or action so settled. The settlement of any such claim or action by the indemnifying party shall not, without the indemnified party's consent, require the indemnified party to render any performance other than the payment of money.

        7.3. The provisions of Sections 7.1 and 7.2 shall survive the expiration or earlier termination of this Agreement.

8.      Notices.

        8.1. Any notice which a party hereto is required to give or may desire to give in connection with this Agreement shall be in writing and delivered by hand; by overnight delivery service; independently confirmed telecopy; or by certified or registered mail, return receipt requested, postage and charges prepaid; addressed as follows:

                If to GWNS:
                Group W Network Services
                Attention: Altan C. Stalker
                           President
                250 Harbor Drive
                Stamford, CT 06904
                Facsimile: 203-965-6320

                with a copy to:

                Group W Network Services
                Attention: Law Department
                250 Harbor Drive
                Stamford, CT 06904
                Facsimile: 203-965-6020

                If to Customer:

                Recovery Network
                Attention: John Wheeler
                Vice President of Operations
                1411 5th Street, Suite 250
                Santa Monica, California 90401
                Facsimile: (310) 393-5749

                with a copy to:

                Recovery Network
                Attention: Greg Richey
                General Counsel
                1411 5th Street, Suite 250
                Santa Monica, California 90401
                Facsimile: (310) 393-5749

        8.2. Either party may change its address for notice purposes by notifying the other party in accordance with Section 8.1.

9.      Confidentiality; Public Announcement.

        9.1. Each party hereto agrees that it shall not, without the prior written consent of the other, disclose or communicate to any third party any Information (as defined in this Section 9.1) that is disclosed to it by the other party, and the party receiving such Information shall use reasonable efforts (which need not include the commencement of any action or proceeding against any unauthorized user of such Information) to prevent the unauthorized disclosure or communication of such Information. For purposes of this Agreement, the term "Information" shall mean information that is conspicuously identified as being confidential or proprietary. All Information shall remain the property of the party furnishing same. Nothing contained herein shall be construed as restricting, or creating any liability for, the disclosure, communication or use of Information that (a) is or becomes publicly known through no wrongful act of the receiving party; (b) is received from a third party without restriction and without breach of this Agreement; (c) is independently developed by the receiving party; or (d) is disclosed pursuant to governmental or judicial requirement.

        9.2. Neither party hereto shall disclose to any third party (other than its respective employees, in their capacity as such) any information with respect to the financial provisions of this Agreement except (a) to the extent necessary to comply with applicable Laws or appropriate Governmental Authorities, in which case the party making such disclosure shall so notify the other and shall seek confidential treatment of such information;
                (b) as part of its normal reporting or review procedure to its parent companies, auditors or attorneys, provided, however, that such parent companies, auditors or attorneys agree to be bound by the provisions of this Section 9.2; or (c) in order to enforce its rights pursuant to this Agreement.

        9.3. Any press release or other publicity materials concerning this Agreement shall be issued only with the mutual consent of the parties; provided, however, that neither party shall be prohibited from stating, in the normal course of its business, that it does business with the other and the general nature of such business.

10.     Employee Matters.

        Neither party's employees shall be deemed to be employees or agents of the other party for any purpose, and shall not be entitled to receive any benefits or to participate in any employee benefits plan of the other party. Customer and GWNS shall be solely responsible for payment of all salaries, benefits, worker's compensation and all related costs with respect to their respective employees and agents, and each party shall indemnify the other party for any costs incurred in connection with any of the foregoing.

11.     Subject to Law.

        This Agreement is subject to all applicable Laws of all international, foreign, United States, state and local governmental authorities, regulatory bodies and courts having jurisdiction (collectively, "Governmental Authorities"). The performance of this Agreement by both parties hereto is expressly contingent upon, and subject to, the obtaining and continuance of such Approvals from such Governmental Authorities as may be required or necessary for the purposes hereof, and such terms and conditions as may be imposed therein. Each party shall use all reasonable efforts (and the other party shall cooperate with such party) to obtain in a timely manner, and maintain in effect, any Approvals that may hereafter be required by any Governmental Authority having jurisdiction with respect to such party's obligations hereunder.

12.     Limitation of Liability.

        12.1. Notwithstanding any other provision of this Agreement, under no circumstances shall (a) GWNS be liable to Customer or to any third party for any loss of revenue, lost profits, lost capital, overhead, claims of third parties for service interruption, or any special, indirect, incidental or consequential damages of any type or (b) GWNS's total liability in connection with the performance of this Agreement exceed the aggregate sum of all fees actually paid by Customer to GWNS pursuant to this Agreement.

        12.2. GWNS shall not be liable or responsible for (a) any interception, or damages caused by interception, of a scrambled signal or (b) any Customer Programming signal outside the points where such signal enters into or departs from GWNS's transmission system.

13.     Assignment.

        Neither party may assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other. Consent will not be unreasonably withheld or delayed.

14.     Force Majeure.

        Notwithstanding any other provision of this Agreement, neither party shall have any liability to the other for any failure to fulfill its obligations hereunder if such failure is due to any labor dispute, delays caused by equipment suppliers, fire, flood, Law, political action, act of God or any other cause beyond the reasonable control of the party unable to perform. In the event of any such occurrence, the time period for performance under this Agreement shall be correspondingly extended.

15.     General.

        15.1. Nothing contained herein shall be deemed to create, and the parties do not intend to create, any relationship of partners or joint venturers or agent and principal, and neither party shall represent the contrary to any third party.

        15.2. A waiver by either party of any of the terms or conditions of this Agreement in any one instance or a waiver by either party of a breach of this Agreement shall not be deemed or construed to be a waiver of such terms or conditions for the future or a waiver of any subsequent breach.

        15.3. All remedies contained in this Agreement shall be in addition to other remedies available at law or in equity, by statute or otherwise, except as herein otherwise provided.

        15.4. This Agreement and all matters or issues collateral hereto shall be interpreted in accordance with the laws of the State of New York applicable to agreements made and performed wholly therein.

        15.5. The Exhibits annexed to this Agreement are an integral part hereof and are incorporated herein by this reference.

        15.6. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and may be modified only by a writing executed by both of the parties hereto. Any purchase order or similar order or request for the provision of Services or Additional Services hereunder shall be subject to this Agreement.

        15.7. The titles of the sections of this Agreement are for convenience only and shall not in any manner affect the interpretation of any section of this Agreement.

        15.8. Nothing contained in this Agreement shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement and any Law, such Law shall prevail; provided, however, that in such event the provision(s) of this Agreement so affected shall be curtailed and limited only to the extent necessary to permit compliance with the minimum legal requirement, no

                Other provisions of this Agreement shall be affected thereby and all of such other provisions shall continue in full force and effect.

        15.9. The provisions of this Agreement are only for the benefit of the parties hereto, and no third party may seek to enforce or benefit from such provisions.

        15.10. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all such counterparts together shall constitute but one and the same instrument.

16.     Certain Definitions.

        Except as specified otherwise, when used in this Agreement or any Exhibits or amendments hereto, the following terms shall have the meanings specified in the respective sections cited below. Defined terms shall include both the singular and the plural, as the context requires.

        "Additional Services" is as defined in Section 2.

        "Agreement" is as defined in the recitals.

        "Approvals" is as defined in Section 6.1.6.

        "Cancellation Charge" is as defined in Section 5.4.

        "Commencement Date" is as defined in Section 3.1.

        "Customer" is as defined in the recitals.

        "Customer Programming" is as defined in Section 6.2.1.

        "Effective Date" is as defined in the recitals.

        "Governmental Authorities" is as defined in Section 11.

        "GWNS" is as defined in the recitals.

        "Information" is as described in Section 9.1.

        "ISCI" is as defined in Exhibit 2.

        "Laws" is as defined in Section 6.1.5.

        "Network" is as defined in the recitals.

        "Renewal Date" is as defined in Section 4.3.

        "Services" is as defined in Section 1.

        "Technical Specifications" is as defined in Exhibit 3.

        "Term" is as defined in Section 3.1.

        "Termination Liability" is as defined in Section 5.4.

        IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first set forth above.

GROUP W NETWORK SERVICES                    RECOVERY NETWORK, INC.

By: /s/ ALTAN C. STALKER                    BY: /s/ JOHN R. WHEELER
  ----------------------                      --------------------------
Name: Altan C. Stalker                      Name: John R. Wheeler

Title: President                            Title: SR. V.P. of Operations

Date signed: 5/21/98                        Date signed: May 21, 1998

                  EXHIBIT I - MASTER CONTROL/PLAYBACK SERVICES

        The master control function designed for Customer provides a facility which produces both high quality dual channel (stereo) audio and video. The master control will be operated by a master control operator who will be responsible for loading program material into an automated playback system (a shift supervisor will also be on duty at all times who will supervise the operations of the Network and other GWNS clients). The operator's primary responsibility will be the playback of program material via an automated system. The playback system will provide a system for both the preparation of the daily program logs and needed program certifications, as well as assisting the operator in actual switching.

        The master control facility will also have full access to the "house" router system. Having access to the central router allows the control room operation access to such areas as the studio operation, video tape rooms, GWNS's satellite receiving capability and the ability to access GWNS's terrestrial interconnect system into many points in New York City including The Switch, Waterfront Communications and AT&T "NR". Attached as Exhibit 6 is a schematic diagram of the GWNS Stamford complex indicating antenna and terrestrial facilities.

        As stated above, the master control area will contain an automated playback system for the playback of programming. Primary programming, commercial and interstitial material originate from five (5) betacam SP units controlled by the automated system. The basic complement of equipment used in the control room is the following:

                5 - Sony PVW 2800 betacam SP units
                1 - Automated control unit
                1 - Playback room video and audio monitoring system

In addition to the facilities stated above, equipment such as audio and video test generators, patch panels, and WWV synchronization are included in the overall master control equipment complement.

The playback facility hardware design is based on the premise that primary programming material will be supplied on betacam SP video tape and be nominally between 30 minutes and 60 minutes in length and be ready for playback to air.

The playback facility will transition consistent with GWNS's overall client transition plan from a tape playback to a file server based system during the Term of this Agreement. Customer will continue to supply GWNS betacam SP tapes or materials in other standard industry formats as mutually agreed, during and after the transition.

GWNS shall use an equipment configuration in the provision Of Master Control/Playback Services to Customer substantially as follows:

A. An automated switcher with audio follow video and manual backup capability with downstream keying capability.

B. An automated playback system with five (5) beta SP tape machines for air play.

C. Associated synchronization equipment conforming to broadcast EIA-RS-170-A standards, including sync generators, signal generators, and time base correctors.

D. Associated audio/video distribution and routing equipment, racks, consoles and test equipment.

E. Comprehensive monitoring system to view outgoing and return signals to monitor the signal at various points throughout the transmission path.

F. Sufficient uninterrupted (UPS) and back-up generator power and HVAC for all technical and equipment areas.

G. Equipment providing output signals, per channel, of discrete stereo audio and standard NTSC video for delivery to its compression and/or transmission facility in accordance with the technical specifications.

All origination equipment shall meet manufacturer's specifications in effect at the time of GWNS's purchase. Unless specific brand type or model or equipment is specified above GWNS shall have the right to use such equipment as GWNS deems appropriate to perform the services.

GWNS will execute the delivery of the Customer signal according to schedules based on a program log supplied by Customer. The programming will consist of videotape elements supplied to GWNS in advance of the air date. Occasional live feeds may be required, but shall be treated on a project-by-project basis separate from this Agreement, with responsibility for delivering the feed to GWNS antenna or terrestrial interconnections assumed by Customer.

In addition to program signal, GWNS will transmit DTMF cue tones or other signaling elements according to times and specifications provided by Customer.

GWNS will provide facilities for down-stream keying of the network identification bug and will insert as directed on the program log.

GWNS shall monitor all programming distributed and provide Customer with an "as aired" log. Included in this report, on an element-by-element basis, will be details of any deviation from the program log, and details indicating the actual programming which was transmitted. This report will include a description of the deviation from the scheduled log and any corrective action taken by GWNS.

GWNS will monitor the transmission path, including downlink returns, to verify transmission integrity. Any service interruption, transmission signal degradation, or failure of the distribution will be documented and reported in writing to Customer. Reports will contain details including, but not limited to: time, duration, nature of interruption or degradation. Notice of problems shall take place as expediently as possible and complete reports shall be submitted within forty-eight (48) hours of the occurrence.

GWNS will designate a management level person as a contact who will address all business and contractual issues including the "on-air look" to insure that Customer's reasonable expectations for Network operations are being met.

GWNS will provide authorization and deauthorization services for commercial (cable headend) decoders for Network affiliates of Customer. Required actions will be executed in a timely manner upon written or verbal communication from designated Customer personnel.

                          EXHIBIT 2 - TRAFFIC SERVICES

The traffic operation will have the responsibility to prepare the daily program log in accordance with a "run sheet" (log instructions in electronic form) provided by Customer. GWNS will accept and return all video tape (any shipping charges are billable to Customer). GWNS will also maintain a reasonable tape library consisting of up to 1,000 hours of program content to support the Network.

Customer will have the following obligations in respect of the traffic function:

A. Customer will be responsible for securing and shipping all programming material that will be used in programming the Network to GWNS.

B. All programming delivered on video tape will be delivered on beta SP stock. Upon mutual agreement other formats may be used.

C. All video tape will arrive at GWNS's facility a minimum of 72 hours prior to air. Shorter lead times will occasionally be accommodated with time sensitive material.

D. All programming will be delivered in the NTSC analog format. Upon mutual agreement other formats may be used.

The fees in Exhibit 5 are based on the foregoing and may be raised, if necessary, to compensate for Customer's failure to perform any of such obligations in a timely manner.

GWNS will electronically accept the data comprising the log for Customer's programming elements. GWNS will convert this information into a format required by GWNS's traffic management/real time controller or functionally equivalent automation system.

GWNS will cross-reference Customer's log elements against the GWNS database by the following: Industry Standard Commercial Identification ("ISCI") numbers, house number, element duration, and other traffic management codes as appropriate. GWNS will confirm that all elements required by the Customer log are in-house, active, and properly prepared for playback. Missing elements or other problems will be flagged and appropriate actions to resolve the problem will be taken in an expedient manner.

Log events will be monitored on a real-time basis during playback to air. A certified feedback, or "as aired," report will be generated and returned to Customer within twenty-four (24) hours of actual airdate. This report will be transferred electronically in a format specified by Customer in order to seamlessly confirm the distribution of programming elements. The electronic reporting will conform to specifications and requirements of the traffic and billing computer and information systems utilized by Customer. Hard copy logs and reports related to the transmission of the Network may also be required.

GWNS shall provide one (1) full-time traffic assistant. Traffic will be accomplished on a system operated by technicians, provided by GWNS.

Source tapes for primary and back-up programming, promotional and interstitial material supplied to GWNS by customer shall be beta SP video tape stock and shall be manufactured in accordance with NTSC broadcast standards. All tape stock shall be supplied by and shall remain the property of Customer. Customer acknowledges that it is directly responsible for arranging for and paying the costs of the following: (i) costs for shipping of its tape material to and from the origination facility (currently in Irvine, CA); (ii) the delivery of any satellite turnaround programming to the origination facility; and (iii) any third party-provided fiber optic, transponder or microwave transport. GWNS will provide climatically-controlled storage for library video tapes, not to exceed 1,000 hours.

 EXHIBIT 3 - COMPRESSED SATELLITE SPACE SEGMENT, UPLINK AND ENCRYPTION SERVICES

GWNS will provide a digitally compressed uplink service via a transponder-protected transponder on the Galaxy VII satellite, for distribution of the Network on a twenty-four (24) hour basis.

This compressed transponder capacity utilizes Scientific Atlanta PowerVu compression technology which GWNS has purchased, installed, operates and maintains. This compression hardware is physically located at the GWNS Glenbrook earth station facility where uplinking to the Galaxy VII satellite will occur.

The satellite transmission facility shall consist of a 9.0 meter antenna or its equivalent or larger, that complies with 2 degree spacing.

GWNS shall provide a protected microwave and/or fiber path from its origination facility, if inter-facility transport is required, with equipment meeting the Technical Specifications. One or more redundant paths shall be provided and switched into service if a failure occurs in the primary paths.

Appropriate testing will be conducted by GWNS prior to the distribution of specific services in order to ensure that the facilities provided by GWNS meet the following "Technical Specifications":

A. There will be a full-time channel with video exciter or upconverter and HPA in a fully automatic 1:1 switching configuration. There will be one
        (1) primary and one (1) protection HPA, upconverter or exciter protecting the programmer's services

B. Sufficient uninterrupted (UPS) and back-up generator power and HVAC for all technical and equipment areas shall be provided.

C. The design goal for analog services shall be broadcast quality standard EIA RS-250B satellite relay from the input of the protection switch, including a satellite loop using a 9.0 meter or larger antenna, to the output of the receive monitoring switch. The loop performance is subject to the transponder used meeting minimum performance specifications as specified by PanAmSat.

D. The design goal for compressed services, if any, shall be video and audio performance as specified by the compression system manufacturer. Industry standards for compressed video services are not available and manufacturer specifications shall be used until appropriate standards have been accepted.

E. The maintenance limits of the analog system, and where appropriate the compression system, shall be:
        Video channel signal to noise (>10KHz) 52.0dB
        Video channel differential gain 10%
        Video channel differential phase 4%
        Video channel chrominance to luminance delay 60nS
        Audio channel signal to noise (>1KHz)54.0dB
        Audio channel harmonic distortion (1KHz) 1%
        (Audio channels shall be tested at peak program level of +18dBm)

F. The microwave and/or fiber optic facility used to transport the channels from the origination facility to the compression/transmission facility, if any, shall be protected, including automatic protection switching. The design goal for microwave systems shall be ANSI T1.502 - 1988 short haul and the maintenance limit shall be ANSI TI.502-1988 medium haul performance. The design goal for fiber optics systems shall be ANSI TI.502-1988 medium haul and the maintenance limit shall be as follows:

(Audio channels shall be tested at peak program level of +1dBm)

        Video channel signal to noise (>10KHz) 50.0dB
        Video channel differential gain 8%
        Video channel differential phase 2%
        Video channel chrominance to luminance delay 50nS
        Audio channel signal to noise (>1KHz) 54.0dB
        Audio channel harmonic distortion (1KHz) %

In the case of the digitally compressed channel, baseband video and associated audio will be fed into the input of the compression equipment. One (1) video and up to four (4) audio subcarriers can be accommodated. The output of the PowerVu equipment will consist of a single data stream which will carry Network's signal and those of other GWNS clients. This combined data stream will be transmitted into the exciter and HPA uplink chain through to Galaxy VII transponder #9. The compressed satellite space segment will consist of a data channel not less than
6.7 Mbps.

GWNS will also provide encryption management services for the authorization of Network affiliates' decoders. Customer represents that it has approximately 300 affiliates as of December 1997.

The entire transmission path is made up of redundant hardware for maximum system reliability. The Glenbrook facility is staffed on a full-time basis with both fully qualified operations and engineering personnel (who provide service to both Customer and other GWNS clients).

                          EXHIBIT 4 - CONSUMABLE GOODS

Consumables have not been included in the service pricing. Major consumables are video tape stock and shipping. In the case of video tape stock, GWNS will invoice Customer its cost plus a 20% administrative fee. Since the price of consumables cannot be projected over the course of a five (5) year service contract, GWNS will invoice Customer on a monthly basis for any consumables. Payment for consumables is due net thirty (30) days from the receipt of invoice.

                            EXHIBIT 5 - SERVICE FEES

1.      Monthly Service Fee and annual cost escalation for Master
        Control/Playback, Traffic, Uplink, Encryption and Compressed Satellite Space Segment Services:

    Year             Monthly Service Fee               Annual Cost Escalation
       1                  $83,500.00                                0%
       2                  $83,500.00                                0%
       3                  $85,170.00                                2%
       4                  $87,725.00                                3%
       5                  $90,795.00                              3.5%

2.      Termination Liability(1):            $150,000.00

3.      Cancellation Charge:                 In the event that contracted
                                             service is canceled, an additional
                                             charge equal to two (2) months
                                             service fee will be added to the
                                             relevant Termination Liability.

4.      Payment:

        Service Fee:                         Payable monthly, 30 days in
                                             advance.

        Consumables:                         Payable net 30 days.


--------------
(1) In the event that the contracted service is canceled prior to the conclusion of a sixty (60) month service commitment, a termination charge equal to 1/60 of the Termination Liability will be assessed for each unused month, or fraction thereof, out of the sixty (60) month commitment.

                                   EXHIBIT 6
             NEW YORK-STAMFORD Interconnect/Earth Station Facilities

                                     [image]

                           THE RECOVERY NETWORK, INC.
                           1411 5TH STREET, SUITE 250
                         SANTA MONICA, CALIFORNIA 90401

                                                    October 27, 1998

Group W Network Services
Attention: Altan C. Stalker, President
250 Harbor Drive
Stamford, CT 06904
Facsimile: 203-965-6320

Group W Network Services
Attention: Law Department
250 Harbor Drive
Stamford, CT 06904
Facsimile:   203-965-6020

        Re: Services Agreement dated as of April 1, 1998 (the "Agreement") between Group W Network Services ("Group W"), a division of Group W Broadcasting, Inc. and The Recovery Network, Inc. ("Recovery").

Ladies and Gentlemen:

        All capitalized terms used but not defined in this side letter (including the Schedule hereto) shall have the meaning assigned to such terms in the Agreement.

        Exhibit 5 and each reference thereto in the Agreement is hereby deleted. In lieu of each reference to Exhibit 5, each such reference in the Agreement is hereby amended to refer to "the Side Letter," which shall mean this letter and
Schedule 1 hereto (the "Side Letter").

        The fees, charges and/or payments under the Agreement are as set forth at Schedule 1 hereto.

        Section 9 of the Agreement shall apply to this Side Letter and Schedule 1 hereto.

        Except as amended hereby, the Agreement is ratified and confirmed in all respects by the parties hereto. Nothing herein shall confer or be deemed to confer any right, remedy, benefit or

Group W Network Services
Altan C. Stalker                                  October 27, 1998
Page 2

entitlement on any third-party. This amendment shall be construed pursuant to and in accordance with the laws of the State of New York, without regard to conflict of laws principles, and may be executed in counterparts, including by telecopy, each of which shall be deemed an original, all of which taken together shall constitute one and the same amendment.

                                             Very truly yours,

                                             THE RECOVERY NETWORK, INC.

                                             /s/ JOHN WHEELER
                                             -----------------------------------
                                             By: John Wheeler
                                             Title: Vice President of Operations

ACCEPTED AND AGREED
this 27th day of October, 1998

GROUP W NETWORK SERVICES


-------------------------------
By:
Title:

                                                                      SCHEDULE 1
                                                                      ----------

1.      Monthly Service Fee and annual cost escalation for Master
        Control/Playback, Traffic, Uplink, Encryption and Compressed Satellite Space Segment Services:

    Year                Monthly Service Fee           Annual Cost Escalation
    1                       $83,500.00                             0%
    2                       $83,500.00                             0%
    3                       $85,170.00                             2%
    4                       $87,725.00                             3%
    5                       $90,795.00                           3.5%

2.      Termination Liability(1):            $150,000.00

3.      Cancellation Charge:                 In the event that contracted
                                             service is canceled, an additional
                                             charge equal to two (2) months
                                             service fee will be added to the
                                             relevant Termination Liability.

4.      Payment:

        Service Fee:                         Payable monthly, 30 days in
                                             advance.

        Consumables:                         Payable net 30 days.

---------------

(1) In the event that the contracted service is canceled prior to the conclusion of a sixty (60) month service commitment, a termination charge equal to 1/60 of the Termination Liability will be assessed for each unused month, or fraction thereof, out of the sixty (60) month commitment.

[GROUP W NETWORK SERVICES-LETTERHEAD]


As of May 1, 1999

The Recovery Network, Inc.
Attention: Mr. William D. Moses
President
Recovery Network
506 Santa Monica Boulevard, Suite 4
Santa Monica, CA 90401

        Re: Services Agreement between Group W Network Services, a business unit of CBS Corporation ("GWNS"), and The Recovery Network, Inc. ("Recovery") dated as of April 1, 1998, as amended by Side Letter dated October 27, 1998 (the "Agreement")

        Dear Bill:

        This letter sets forth certain terms and conditions modifying the referenced Agreement. By way of background: by notice dated February 9, 1999 GWNS terminated the Agreement effective March 12, 1999 based on Recovery's breach of its payment obligations. By subsequent letters GWNS extended the effective date of termination while the parties discussed terms and conditions pursuant to which the Agreement might be modified. Having concluded such discussions to their mutual satisfaction, Recovery and GWNS hereby agree to modify the Agreement on the terms and conditions set forth below.

1.      GWNS hereby withdraws its termination notice.

2. The parties to the Agreement hereby ratify the letter agreement dated April 15, 1999, proffered by the undersigned to Mr. George H. Henry and countersigned by Mr. Henry, as an effective and legally binding modification of the Agreement. A copy of such letter agreement as executed is annexed hereto as Exhibit A and incorporated herein by this reference.

3. Recovery represents to GWNS that the 500,000 shares of its stock transferred pursuant to the above letter agreement's penultimate paragraph represent less that 4.9% of its total outstanding shares.

4. Recovery acknowledges that free transferability of Recovery's shares transferred to GWNS as contemplated in the above letter agreement is material in order for GWNS to realize the benefit of its bargain hereunder. GWNS shall have the right to request registration thereof (but not more than one (1) such registration every twelve months), including effectuation of all appropriate related notices, qualifications and compliances, at Recovery's sole cost and expense, in order to permit or facilitate the sale thereof. Recovery shall effect such registration and related matters promptly upon receipt of GWNS's request. In addition, should Recovery determine to register any of its securities, it shall so notify GWNS and include in such registration and in any underwriting involved therein, such of GWNS's shares in Recovery as GWNS shall have specified by written request(s) made within twenty
        (20) days after GWNS's receipt of Recovery's notice. Recovery shall indemnify and hold harmless GWNS, its affiliates and their officers and directors with respect to all claims, losses, expenses, damages, and liabilities arising out of any untrue or allegedly untrue statement of a material fact contained in any prospectus, offering circular or other document incident to any such registration, qualification or compliance, or omission of a material fact therefrom.

5. The promissory note contemplated by point number 5 of the above letter agreement (the "Note") is executed and delivered contemporaneously herewith. Recovery hereby represents to GWNS that Recovery has no indebtedness or obligation which is superior in right or time to the Note and that there exists no mortgage, pledge, lien, or other security interest of any kind upon any of Recovery's property or assets of any character, whether now owned or hereafter acquired, in respect of any indebtedness or obligation of Recovery, except as disclosed herein. Recovery has outstanding certain Secured Promissory Notes dated April 13, 1999 (the "Secured Notes"), which Secured Notes are secured by the company's website RecoveryNetwork.com. The principal balance of the Secured Notes is $725,000; such principal and all accrued interest thereon is due and payable in full October 31, 1999.

6. Recovery hereby reiterates specifically with application to the Agreement and this amendment each of the representations and warranties made by it in Section 6.1 of the Agreement.

Capitalized terms used and not defined in this amendment shall have the meanings assigned to such terms in the Agreement. The parties acknowledge that the above letter agreement is written in a vernacular that does not uniformly utilize capitalized terms defined in the Agreement and agree that such vernacular shall not be grounds for any dispute or argument concerning construction or interpretation of the Agreement.

The Agreement as amended hereby is ratified and confirmed in all respects. Nothing herein shall confer or be deemed to confer any right, remedy, BENEFIT or entitlement on any third party. This amendment shall be construed pursuant to and in accordance with the laws of the State of New York, without regard to conflict of laws principles, and may be executed in counterparts, each of which shall be deemed an original, all of which taken together shall constitute one and the same instrument.

Sincerely yours,

/s/ ALTAN C. STALKER
--------------------------
Altan C. Stalker

Enclosure



Ratified and Agreed:
THE RECOVERY NETWORK, INC.


By: /s/ WILLIAM MOSES
  --------------------------
  Name: William Moses
  Title: PRESIDENT

                        NON-SUBORDINATED PROMISSORY NOTE

$75,000                                                       Dated: May 1, 1999

FOR VALUE RECEIVED, THE RECOVERY NETWORK, INC. ("Maker"), a Colorado corporation with its principal offices at 1411 5th Street, Suite 250, Santa Monica, California 90401 UNCONDITIONALLY PROMISES TO PAY to GROUP W NETWORK SERVICES, a business unit of CBS Corporation ("Holder"), the principal amount of Seventy-Five Thousand Dollars ($75,000), together with interest as set forth below. Principal and interest shall be payable in lawful money of the United States of America to Holder at its office at 250 Harbor Drive, Post Office Box 10210, Stamford, Connecticut 06904-2210 or at such other address as may be designated by Holder in writing to Maker.

               1. Payment of Principal and Interest. The principal balance of this Note, together with interest thereon, shall be due and payable on December 30, 1999.

               2. Interest Rate. The principal amount shall bear interest at the fixed rate of ten percent (10%) per annum, based on a 360-day year.

               3. Default. If any default hereunder shall have occurred and be continuing, Holder may proceed to protect and enforce its rights either by suit in equity or by action at law, or both, whether for specific performance of any covenant or agreement contained in this Note or in aid of the exercise of any power granted pursuant to this Note, or may proceed to enforce any other legal or equitable right as the holder of this Note. No remedy is intended to be exclusive and each remedy shall be cumulative. If Maker shall default in the payment of principal of or interest on this Note, it will pay to Holder further amounts, to the extent lawful, as shall be sufficient to pay the reasonable costs and expenses of collection, including reasonable lawyers' fees, disbursements and other charges.

               4. Covenants. Maker hereby agrees that, so long as any principal amount of this Note remains outstanding and unpaid or any other amount is owing to Holder hereunder:

                    (a) Financial Statements. Maker shall furnish to Holder:

                         (i) As soon as available, but in any event within 90
days after the end of each fiscal year of Maker, a copy of the audited balance sheet of Maker as at the end of such year and the related audited statements of income and statements of stockholders' equity and cash flow for such year, setting forth in each case in comparative form the corresponding figures for the previous year; and

                         (ii) As soon as available, but in any event within 45
days after the end of each of the first three quarterly periods of each fiscal year of Maker, the unaudited balance sheet of Maker as at the end of such quarter and the related unaudited statements of income and statements of stockholders' equity and of cash flows of Maker for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the corresponding figures for the previous year. If the financial statements described in this subsection 4(a)(ii) are audited by Maker's certified public accountants, Maker shall furnish to Holder such audited financial statements;

all such financial statements to be certified by a responsible officer of Maker as fairly stating the financial position of Maker at the dates and for the periods referred to therein and as having been prepared in accordance with generally accepted accounting principles consistently applied (subject, in the case of quarterly financial statements, to normal year-end audit adjustments and the absence of footnotes).

                    (b) Certificates. Maker shall furnish to Holder, concurrently with the delivery of the financial statements referred to in Subsection 4(a)(i) and (ii) above, a certificate of a responsible officer of Maker stating that, to the best of such officer's knowledge, during the period since the delivery of the previous such certificate (or if no such certificate has been previously delivered, since May 1, 1999) Maker has observed or performed in all material respects all of its covenants and other agreements contained in this Note, and that such officer has obtained no knowledge of any default except as specified in such certificate.

                    (c) No Superior Obligation. Maker shall not incur or suffer to be incurred any obligation to which this Note would be subordinate.

                    (d) Restriction on Liens. Maker will not directly or indirectly create or incur, or suffer to be created or incurred or to exist, any mortgage, pledge, lien, or other security interest of any kind upon any of its property or assets of any character, whether now owned or hereafter acquired, in respect of any indebtedness or obligation of Maker.

                    (e) When Maker May Merge, Etc. Maker shall not consolidate with or merge into, or transfer all or substantially all of its assets to, a third party unless:

                        (i) such third party is a corporation organized under the laws of the United States, one of the States thereof or the District of Columbia;

                        (ii) the resulting, surviving or transferee third party assumes all the obligations of Maker under this Note; and

                        (iii) immediately before and after giving effect to such transaction, no default shall have occurred and be continuing under this Note.

                    (f) Substitution of Successor: Maker Not Released. Upon any consolidation or merger, or any transfer of all or substantially all of the assets, of Maker in accordance with Subsection 4(d), the successor third party formed by such consolidation or into which Maker is merged or to which such transfer is made shall succeed to, and be substituted for and may exercise every right and power of, Maker under this Note with the same effect as if such successor third party had been named as Maker herein, provided Maker shall not be released from its obligation under this Note.

               5. Obligation of Maker Unconditional. Nothing herein is intended to or shall impair the obligation of Maker, which is absolute and unconditional, to pay to Holder the principal of and interest on this Note as and when the same shall become due and payable in accordance with its terms, nor shall anything herein prevent Holder from exercising all remedies otherwise permitted by applicable law upon default under this Note.

               6. Waiver. Maker hereby waives presentment for payment, demand, notice of dishonor and protest, and all other demands or notices in connection with the delivery, performance, default or enforcement of this Note. No failure on the part of the Holder to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

               7. Prepayment. The Maker may prepay all or part of the indebtedness (principal and interest) evidenced by this Note at any time without penalty.

               8. Binding Effect. This Note shall be the binding and valid legal obligation of the Maker and its legal representatives, executors, heirs, successors and assigns.

               9. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York.

               10 Waiver of Trial by Jury. THE MAKER HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY MATTERS ARISING OUT OF THIS TRANSACTION.

               11. Jurisdiction. THIS NOTE SHALL BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. THE MAKER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE OR UNITED STATES FEDERAL COURT SITTING IN NEW YORK OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE, AND THE MAKER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR FEDERAL COURT. THE MAKER IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO THE MAKER, VIA REGISTERED- OR CERTIFIED MAIL, AT ITS ADDRESS SPECIFIED IN THIS NOTE. THE MAKER AGREES THAT A FINAL, UNAPPEALABLE JUDGEMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGEMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. THE

MAKER FURTHER WAIVES ANY OBJECTION TO VENUE IN SUCH STATE AND ANY OBJECTION TO AN ACTION OR PROCEEDING IN SUCH STATE ON THE BASIS OF FORUM NON CONVENIENS.

                                            THE RECOVERY NETWORK, INC.

                                            By: /s/ TRACY R. NEAL
                                               ------------------------
                                            Name  Tracy R. Neal
                                            Title: In House Counsel

STATE OF CALIFORNIA               )
                                  )
                                  ) ss:                            July 20, 1999
                                  )
COUNTY OF LOS ANGELES             )
          --------------          )

On this the 20 day of July, 1999 before me Barbara J. Sullivan the undersigned
                                           -------------------
                                            (Name of Notary)

officer, personally appeared Tracy R. Neal who acknowledged himself to be the
                             -------------
                           (Name of Officer)

 IN HOUSE COUNSEL of The Recovery Network, Inc., a corporation, and that he as
------------------
(Title of Officer)

such officer, being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation by himself as such officer. In witness whereof I hereunto set my hand.

[NOTARY SEAL]


                                  /s/ BARBARA J. SULLIVAN
                                  -------------------------------
                                  Notary Public

                                  My Commission Expires: 12/12/02